Exhibit 99.1

Savoy Resources Corp. Signs Joint Venture Agreement in China

    DENVER--(BUSINESS WIRE)--March 31, 2004--Savoy Resources Corp. (OTCBB: SVYR) (the "Company" or "Savoy") is pleased to announce the recent signing of a comprehensive and long-term Joint Venture Enterprise Agreement (the "JVA") with the First Geological Exploration Institute (the "First Institute") of the Heilongjiang Geology and Mineral Development Bureau, China (the "Mineral Development Bureau"), for the purpose of exploring and developing the mineral resource base in Heilonjiang Province.
    The First Institute is responsible for mineral resource discoveries, licenses and concessions in Heilongjiang Province, the largest province in northeast China, which covers an area of approximately 469,000 sq. km. The First Institute is a modern, highly skilled, senior government-owned geological institute. Together with its administrative organization, the Mineral Development Bureau, it employs over 13,000 staff.
    To the Company's knowledge, Savoy Resources is the first foreign exploration company to sign a comprehensive joint venture agreement in Heilongjiang Province. Pursuant to the JVA a joint venture (the "Joint Venture") will be formed pursuant to which the interests of Savoy and the First Institute will be 70% and 30%, respectively. Through the JVA the Joint Venture will hold both the exploration licenses and the exploration rights to all the properties held by the First Institute in northeast China. The JVA also provides the Joint Venture with the right of first refusal on the disposition and exploration of not only precious mineral concessions held by the First Institute, but on all other resource properties held by the First Institute, and including coal, coal bed methane and copper resource prospects.
    Under the terms of the JVA Savoy will have complete and unrestricted access to the First Institute's geological database. Their database, developed over a 50-year period, includes comprehensive geological, geochemistry, geophysics, business, operational and technical data for the entire region. Other terms of the JVA call for Savoy to fund the Joint Venture with US $1 million as the initial investment capital to be used on exploration on any resource project which the Joint Venture decides to undertake. Through the JVA Savoy also retains the exclusive right to transfer or assign, in whole or in part, its interests or rights to other parties that will take part in the exploration or development activities for the benefit of the Joint Venture. Accordingly, any mining company wishing to do mineral exploration with the First Institute in Heilongjang Province will be able to negotiate an agreement directly with Savoy, on behalf of the Joint Venture. The Joint Venture intends to have a carried interest in all such transactions.
    To assist the Company in evaluating the substantial documentation available, Savoy has retained with Archer, Cathro & Associates, one of the foremost geological consulting firms in the world.
    Mr. Floyd Wandler, President of Savoy Resources, says: "We are extremely grateful to the senior officials of the First Institute and the Bureau for joining with us in this historic agreement. All of the people we have dealt with in accomplishing this comprehensive agreement were thoroughly professional and for that reason we are tremendously confident in creating the success we all anticipate. This is a major milestone for any company to achieve. The vast potential contained in the Institutes database allows us to fast track the property identification process. This is a largely untapped mineral region as evidenced by the fact that we've already been approached by several major mining companies who recognize the value of the opportunity we possess."
    Mr. Zhehglin Ge, the CEO of the First Institute states, "The First Institute is very pleased with the JV that has been signed with Savoy Resources and believes strongly in Savoy's abilities along with Savoy's partner, Archer Cathro, in the future development of the vast riches contained in the Heilongjiang province. The First Institute is the most renown and resourceful geological organization responsible for the resource exploration and development of the province. We truly appreciate the opportunity with Savoy and its partners in North America after the careful and thorough election of the JV partner from numerous interested parties from all over the world. Throughout negotiations, Savoy has shown the highest level of integrity in its business capacities and approaches. We are very confident that we have chosen the best partner."
    Mr. Rushi Jin, the Deputy Chief Director of the Mineral Development Bureau for Heilongjiang province, adds, "The Bureau has been thoroughly impressed by Savoy Resources management team and Mr. Wandler's dedicated work ethic in accomplishing this historic business deal. Savoy and the Bureau, through the First Institute, have worked together towards a common goal in which all parties will prosper. We are very honored to work with Savoy and strongly believe the success of this venture with Savoy under Mr. Wandler's leadership."

    Work is Underway

    Research activity in China has been going on since early 2004, with both Savoy's geologists on site reviewing the available information. To date three targets have already been identified.
    The initial target property, the Shishan Forest Farm Gold Property, according to the database of the First Institute, is a 31 sq. km concession, which contains a high-grade gold prospect; and, upon initial review by Savoy's geologists, appears accurate. Exploration drilling budgets of $3.5 million have already been allocated for the next 2 years and work is to begin immediately once funding is secured.
    Two other highly potential properties have also been identified and Savoy's geologists are working to better evaluate the data more fully before other budgets are set. It is expected that drilling will begin on these concessions by Summer 2004 once funding is secured.

    About Heilongjiang Province

    Heilongjiang Province is situated in northeastern of China. It has a well-developed infrastructure and sits on the North China Platform, one of the most extensive intrusion related gold systems in the world. There have been numerous reports and papers written on the Province's geology as well as the gold and mineral prospects that are believed to be contained there. The Province, roughly the size of Spain, is bordered by Mongolia and Russia both with proven mineral belts and successful mining opportunities.

    On behalf of the Board of Directors of the Company,

    /s/ Floyd Wandler
    Floyd Wandler, President.

    Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    CONTACT: Savoy Resources Corp.
             Floyd Wandler, 360-332-1892
             Fax: 360-332-9550
             North America Toll Free: 1-800-50-SAVOY